Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47848) of Moody’s Corporation of our report dated June 29, 2007 relating to the statement of net assets available for benefits at December 31, 2006 of the Profit Participation Plan of Moody’s Corporation, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, NY

June 27, 2008

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